EXHIBIT 10.98
GEN-PROBE INCORPORATED
2007 EXECUTIVE BONUS PLAN
          The Gen-Probe Incorporated 2007 Executive Bonus Plan (the “Plan”) is designed to motivate and reward certain executive officers of Gen-Probe Incorporated (the “Company”) to produce results that increase stockholder value and to encourage individual and team behavior that helps the Company achieve both short and long-term corporate objectives.
          The Board of Directors of the Company (the “Board”) has adopted this Plan, effective with respect to bonus awards for Plan Years beginning on or after January 1, 2007, subject to approval of the Plan by the stockholders of the Company.
ARTICLE I.
CERTAIN DEFINITIONS
          Section 1.1 — Base Compensation. “Base Compensation” of a Participant for a Plan Year shall mean the Participant’s regular base salary, excluding moving expenses, bonus pay and other payments which are not considered part of regular base salary, paid during such Plan Year.
          Section 1.2 — Change in Control. “Change in Control” shall have the meaning given to such term in the Incentive Award Plan.
          Section 1.3 — Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.
          Section 1.4 — Committee. “Committee” shall mean the Compensation Committee of the Board, or such other committee as may be appointed by the Board consisting solely of two or more Directors, each of whom qualifies as an “outside director” for purposes of Section 162(m) of the Code.
          Section 1.5 — Common Stock. “Common Stock” shall mean the common stock, par value $0.0001 per share, of the Company.
          Section 1.6 — Director. “Director” shall mean a member of the Board.
          Section 1.7 — Eligible Individual. “Eligible Individual” shall mean the Company’s Chief Executive Officer and President and such other employees of the Company as the Committee may determine in its discretion.
          Section 1.8 — Fair Market Value. “Fair Market Value” shall have the meaning given to such term in the Incentive Award Plan.
          Section 1.9 — Incentive Award Plan. “Incentive Award Plan” shall mean the Gen-Probe Incorporated 2003 Incentive Award Plan, as amended and restated.

          Section 1.10 — Paid Leave of Absence. “Paid Leave of Absence” shall mean a period of time during which a Participant performs no duties due to an illness, incapacity (including disability), layoff, jury duty, military duty or a leave of absence for which the Participant is so paid or so entitled to payment by the Company, whether direct or indirect, but excluding vacation time.
          Section 1.11 — Participant. “Participant” shall mean any Eligible Individual selected by the Committee to receive a bonus award under the Plan.
          Section 1.12 — Plan Year. Each “Plan Year” shall run from January 1st through December 31st.
ARTICLE II.
BONUS AWARDS
          Section 2.1 — Participants; Bonus Awards. The Committee, in its discretion, may grant bonus awards under the Plan with regard to any given Plan Year to one or more of the Eligible Individuals. At the time a bonus award is granted pursuant to this Section 2.1, the Committee shall specify a bonus amount to be paid upon the achievement of the performance goals established in accordance Section 2.2, which bonus amount may be a specific dollar amount, or a specified percentage of the Participant’s Base Compensation for a Plan Year, subject to Section 2.4.
          Section 2.2 — Performance Goals. For each Plan Year with regard to which one or more Eligible Individuals is selected by the Committee to receive a bonus award under the Plan, the Committee shall establish in writing one or more objectively determinable performance goals for such bonus award, based upon one or more of the following business criteria, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to the results of a peer group:
•	revenue;

•	sales;

•	cash flow;

•	earnings per share of Common Stock (including earnings before any one or more of the following: (i) interest, (ii) taxes, (iii) depreciation, and (iv) amortization);

•	return on equity;

•	total stockholder return;

•	return on capital;

•	return on assets or net assets;

•	income or net income;

•	operating income or net operating income;

•	operating profit or net operating profit;

•	operating margin;

•	cost reductions or savings;

•	research and development expenses (including research and development expenses as a percentage of sales or revenues);

•	working capital; and

•	market share.
          Depending on the performance criteria used to establish such performance goals, the performance goals may be expressed in terms of overall Company performance or the performance of a division or business unit. The Committee, in its discretion, may specify different performance goals for each bonus award granted under the Plan. The Committee shall, within the time prescribed by Section 162(m) of the Code, define in an objective fashion the manner of determining whether and to what extent the specified performance goal has been achieved for the Plan Year; provided, however, that, subject to Section 2.3, the achievement of each performance criteria shall be determined in accordance with United States generally accepted accounting principles (“GAAP”) to the extent applicable.
          Section 2.3 — Adjustments to Performance Components. For each bonus award granted under the Plan, the Committee, in its discretion, may, at the time of grant, specify in the bonus award that one or more objectively determinable adjustments shall be made to one or more of the performance goals established under Section 2.2. Such adjustments may include or exclude one or more of the following:
•	items that are extraordinary or unusual in nature or infrequent in occurrence;

•	items related to a change in accounting principle;

•	items related to financing activities;

•	expenses for restructuring or productivity initiatives;

•	other non-operating items;

•	items related to acquisitions;

•	items attributable to the business operations of any entity acquired by the Company during the Plan Year;

•	items related to the disposal of a business or segment of a business;

•	items related to discontinued operations that do not qualify as a segment of a business under GAAP; and

•	any other items of significant income or expense which are determined to be appropriate adjustments.
          The amount of any adjustment made pursuant to this Section 2.3 shall be determined in accordance with GAAP.

          Section 2.4 — Award Limit. The maximum aggregate amount of all bonus awards granted to a Participant under this Plan with regard to any Plan Year shall not exceed $3,000,000. For purposes of this Section 2.4, bonus award payments made in shares of Common Stock shall count against aggregate bonus award limit based upon the Fair Market Value of such shares on the date the bonus award payment is made.
          Section 2.5 — Other Incentive Awards. The Plan is not the exclusive means for the Committee to award incentive compensation to Participants and does not limit the Committee from making additional discretionary incentive awards.
ARTICLE III.
PAYMENT OF BONUS AWARD
          Section 3.1 — Form of Payment. Each Participant’s bonus award may be paid, at the option of the Committee, in cash, or in Common Stock or right to receive Common Stock (such as restricted stock or restricted stock units), or in any combination of cash and Common Stock or right to receive Common Stock (such as restricted stock or restricted stock units). Bonus award payments made in Common Stock shall be made in accordance with the provisions of the Incentive Award Plan.
          Section 3.2 — Certification; Timing of Payment. Prior to the distribution of any bonus award payment, the Committee shall certify in writing the level of performance attained by the Company (relative to the applicable performance goals determined pursuant to Section 2.2 (including any adjustments under Section 2.3)) for the Plan Year to which such bonus award relates. Bonus award payments will be made following the close of the Plan Year after the review and certification of bonus award payments by the Committee.
          Section 3.3 — Negative Discretion. The Committee, in its discretion, may reduce or eliminate the bonus amount otherwise payable to any Participant under a bonus award.
          Section 3.4 — Terminations. Except as provided in Section 3.5, if a Participant’s employment with the Company is terminated for any reason other than death or disability prior to payment of any bonus award payment, all of the Participant’s rights under the Plan shall terminate and the Participant shall not have any right to receive any further payments with respect to any bonus award granted under the Plan. The Committee, in its discretion, may determine what portion, if any, of the Participant’s bonus award under the Plan should be paid if the Participant’s employment has been terminated by reason of death or disability.
          Section 3.5 — Change in Control. If a Change in Control occurs after the close of a Plan Year, a Participant’s bonus award will be paid based on performance in relation to the specified performance goals. If a Change in Control occurs during the Plan Year, the Participant will be paid a bonus prorated to the effective date of the Change in Control and all performance goals will be deemed to be met at the greater of 100% of the performance goal or the actual prorated year-to-date performance. Notwithstanding anything to the contrary in Section 3.2, the payment of a bonus pursuant to this Section 3.5 shall be paid within 30 days of the effective date of the Change in Control. The Participant must be employed by the Company or its successor on the effective date of the Change in Control in order to receive a bonus payment pursuant to this Section 3.5.

ARTICLE IV.
SECTION 162(M) OF THE CODE
          Section 4.1 — Qualified Performance Based Compensation. The Committee, in its discretion, may determine whether a bonus award should qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code and the treasury regulations thereunder and may take such actions as it may deem necessary to ensure that such bonus award will so qualify.
          Section 4.2 — Performance Goals.
          (a) The Committee may, in its discretion, establish the specific performance goal or goals under Section 2.2 that must be achieved in order for a Participant to become eligible to receive a bonus award payment (including any specific adjustments to be made under Section 2.3). The performance goals (including any adjustments) shall be established in writing by the Committee; provided, however, that the achievement of such goals shall be substantially uncertain at the time such goals are established in writing.
          (b) With respect to any bonus award which the Committee determines should qualify as performance-based compensation, the applicable performance goals described in Section 2.2 (including any adjustments to be made under Section 2.3) shall be established in writing no later than the 90th day following the commencement of the period of service to which the performance goals relate; provided, however, that in no event shall the performance goals be established after 25% of the period of service (as scheduled in good faith at the time the performance goals are established) has elapsed.
ARTICLE V.
ADMINISTRATION
          Section 5.1 — Committee.
          (a) The Committee shall consist solely of two or more Directors appointed by and holding office at the pleasure of the Board, each of whom constitutes an “outside director” within the meaning of Section 162(m)(4)(C) of the Code and the treasury regulations thereunder.
          (b) Appointment of Committee members shall be effective upon acceptance of appointment. Committee members may resign at any time by delivering written notice to the Board. Vacancies in the Committee shall be filled by the Board.
          Section 5.2 — Duties and Powers of Committee. It shall be the duty of the Committee to conduct the general administration of the Plan in accordance with its provisions. The Committee shall have the power to interpret the Plan, and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan except with respect to matters which under Section 162(m) of the Code are required to be determined in the sole and absolute discretion of the Committee.

          Section 5.3 — Determinations of the Committee or the Board. All actions taken and all interpretations and determinations made by the Committee or the Board in good faith shall be final and binding upon all Participants, the Company and all other interested persons. No members of the Committee or the Board shall be personally liable for any action, inaction, determination or interpretation made in good faith with respect to the Plan or any bonus award, and all members of the Committee and the Board shall be fully protected by the Company in respect of any such action, determination or interpretation.
          Section 5.4 — Majority Rule; Unanimous Written Consent. The Committee shall act by a majority of its members in office. The Committee may act either by majority vote at a meeting or by a memorandum or other written instrument signed by all of the members of the Committee.
ARTICLE VI.
OTHER PROVISIONS
          Section 6.1 — Amendment, Suspension or Termination of the Plan. This Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board or the Committee. However, with respect to bonus awards which the Committee determines should qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code, no action of the Board or the Committee may modify the performance goals (or adjustments) applicable to any outstanding bonus award, to the extent such modification would cause the bonus award to fail to qualify as performance-based compensation.
          Section 6.2 — Effective Date. This Plan shall be effective upon approval by the Board (the “Plan Effective Date”), subject to stockholder approval. The Committee may grant bonus awards under the Plan at any time on or after the Plan Effective Date.
          Section 6.3 — Approval of Plan by Stockholders. This Plan shall be submitted for the approval of the Company’s stockholders at the annual meeting of stockholders to be held in 2007. In the event that this Plan is not so approved, this Plan shall cease to be effective and no payment shall be made with respect to any bonus award granted under the Plan.
          Section 6.4 — Tax Withholding. The Company shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes required by law to be withheld with respect to any taxable event concerning a Participant arising in connection with a bonus award granted under this Plan.